December 2013 Amended and restated Pricing Sheet* dated January 2, 2014 relating to Preliminary Terms No. 73 dated December 3, 2013 Registration Statement No. 333-177923 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities
PLUS Based on the Value of the S&P MidCap 400® Index due February 4, 2015
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

PRICING TERMS — DECEMBER 30, 2013
Issuer:	JPMorgan Chase & Co.
Maturity date:	February 4, 2015, subject to adjustment for certain market disruption events and as described under “Description of PLUS — Payment at Maturity” in the accompanying product supplement no. MS-1-II
Underlying index:	S&P MidCap 400® Index
Aggregate principal amount:	$3,167,950
Payment at maturity:	If the final index value is greater than the initial index value, for each $10 stated principal amount PLUS,
$10 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If the final index value is less than or equal to the initial index value, for each $10 stated principal amount PLUS,
$10 × index performance factor
This amount will be less than or equal to the stated principal amount of $10 per PLUS.
Leveraged upside payment:	$10 × leverage factor × index percent increase
Index percent increase:	(final index value – initial index value) / initial index value
Initial index value:	The index closing value of the underlying index on the pricing date, which was 1,338.21
Final index value:	The index closing value of the underlying index on the valuation date
Valuation date:
January 30, 2015, subject to adjustment for non-trading days or certain market disruption events and as described under “Description of PLUS — Postponement of a Determination Date” in the accompanying product supplement no. MS-1-II

Leverage factor:	300%
Index performance factor:	final index value / initial index value
Maximum payment at maturity:	$11.115 (111.15% of the stated principal amount) per PLUS
Stated principal amount:	$10 per PLUS
Issue price:	$10 per PLUS (see “Commissions and issue price” below)
Pricing date:	December 30, 2013
Original issue date (settlement date):	January 3, 2014
CUSIP / ISIN:	48127A591 / US48127A5911
Listing:	The PLUS will not be listed on any securities exchange.
Agent:	J.P. Morgan Securities LLC (“JPMS”)
Commissions and issue price:	Price to Public(1)(2)	Fees and Commissions(2)(3)	Proceeds to Issuer
Per PLUS	$10.00	$0.20	$9.80
Total	$3,167,950.00	$63,359.00	$3,104,591.00
*
This amended and restated pricing sheet amends and restates and supersedes the pricing sheet related hereto dated December 30, 2013 to product supplement no. MS-1-II in its entirety (the pricing sheet is available on the SEC website at: http://www.sec.gov/Archives/edgar/data/19617/000095010314000027/dp42887_fwp-3p637.htm).

(1)	See “Additional Information about the PLUS — Use of proceeds and hedging” in the accompanying preliminary terms for information about the components of the price to public of the PLUS.
(2)
The actual price to public and commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of PLUS purchased by that investor.  The lowest price payable by an investor is $9.925 per PLUS.  Please see “Syndicate Information” in the accompanying preliminary terms for further details.

(3)
JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions of $0.20 per $10 stated principal amount PLUS it receives from us to Morgan Stanley Smith Barney LLC.  See “Underwriting (Conflicts of Interest)” beginning on page PS-49 of the accompanying product supplement no. MS-1-II.

The estimated value of the PLUS on the pricing date as determined by JPMS was $9.769 per $10 stated principal amount PLUS.  See “Additional Information about the PLUS — JPMS’s estimated value of the PLUS” in the accompanying preliminary terms for additional information.
The PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY TERMS DESCRIBING THE OFFERING, RELATED PRODUCT SUPPLEMENT NO. MS-1-II, UNDERLYING SUPPLEMENT NO. 1-I, PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.  PLEASE ALSO SEE “ADDITIONAL INFORMATION ABOUT THE PLUS” IN THE ACCOMPANYING PRELIMINARY TERMS.
Preliminary Terms no. 73 dated December 3, 2013: http://www.sec.gov/Archives/edgar/data/19617/000089109213009824/e56442fwp.htm
Product supplement no. MS-1-II dated February 6, 2013: http://www.sec.gov/Archives/edgar/data/19617/000095010313000899/crt_dp36035-424b2.pdf
Underlying supplement no. 1-I dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007615/e46154_424b2.pdf
Prospectus supplement dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf
Prospectus dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free (800) 869-3326.